Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	ARAMARK [ARMK]

Date of Event Requiring Statement
(Month/Day/Year):	March 9, 2015

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Equity Fund VI Investors (Aramark), LLC (“THL Aramark”), THL Coinvestment Partners, L.P. (“THL Coinvestment”; together with THL Equity VI, Parallel Fund VI, DT Fund VI and THL Aramark the “THL Funds”) as well as Putnam Investment Holdings, LLC (“Putnam”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”).

THL Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment.  In addition, Thomas H. Lee Partners, L.P. is the managing member of THL Equity Advisors VI, LLC, which in turn is the general partner of THL Equity VI, Parallel Fund VI, DT Fund VI and THL Aramark.  THL Advisors is attorney-in-fact of Putnam Investments, LLC, which is the managing member of Putnam, which in turn is the managing member of Putnam III.  Solely for purposes of Section 16 of the Exchange Act, THL Funds, Putnam and Putnam III may be deemed directors by deputization.

(2) Represents dividend equivalent rights in connection with the Issuer’s quarterly dividend and accrued to Mr. Abbrecht on deferred stock units held by Mr. Abbrecht for the benefit of the Reporting Person.  These dividend equivalent rights vest on the same schedules as the underlying awards.  Mr. Abbrecht is a Managing Director of Thomas H. Lee Partners, L.P.  Pursuant to the operative agreements for THL Equity VI, Parallel Fund VI and DT Fund VI (together with THL Equity VI and Parallel Fund VI, “THL Funds”), any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as Mr. Abbrecht, are to be held for the benefit of the THL Funds.

(3) Each of the THL Funds, Putnam and Putnam III disclaims beneficial ownership of the shares listed in the report, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.